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                                                                  EXHIBIT 12.1

                      HYDROCHEM INDUSTRIAL SERVICES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                                                           Six months
                                                               Year ended December 31,                   ended June 30,
                                            -----------------------------------------------------------------------------
                                               1992       1993        1994        1995        1996       1996       1997

FIXED CHARGES:

Interest expense                              $1,613     $1,922     $ 5,605     $ 8,693     $ 7,920     $4,038     $3,787
Implicit interest in leases                      207        321         718       1,467       2,064        928      1,210
                                            -----------------------------------------------------------------------------
         Total fixed charges                   1,820      2,243       6,323      10,160       9,984      4,966      4,997

       Income before taxes                     1,134        532       5,409       5,903       1,829      2,777      3,285

       Fixed charges                           1,820      2,243       6,323      10,160       9,984      4,966      4,997
                                            -----------------------------------------------------------------------------
         EARNINGS AS DEFINED                  $2,954     $2,775     $11,732     $16,063     $11,813     $7,743     $8,282


       Ratio of earnings to fixed charges       1.6x       1.2x        1.9x        1.6x        1.2x       1.6x       1.7x

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